Filed Pursuant To Rule 433

Registration No. 333-209926

May 12, 2016

Gold Demand Trends Q1 2016

Broad-based upturn in investor sentiment Best ever start to year helped lift global gold prices year-on-year for gold demand

Investment demand drove growth as +17% +17% +16% investors responded to increasing economic uncertainty. Jewellery demand weakened on USD Rs RMB higher prices and industrial action in India.

Investors surged into ETFs

Inflows into ETFs reached a seven-year high of 364t on the

458t positive shift in investor 364t sentiment

Q1.09 highest quarter Q1.16 2nd highest on record quarter on record

2009 2010 2011 2012 2013 2014 2015 2016

Western bar & coin A challenging quarter for China

US and European investors Indian jewellery Jewellery demand curbed by weak flooded into gold, driven by the consumer sentiment, economic desire for wealth protection Soaring prices & striking retailers slowdown and supply squeeze

Q1.15

Q1.16

These markets accounted for almost a forced Indian consumers to third of global bar and coin demand postpone Q1 demand Demand fell by a fifth

Photo: PTI

Recycling year-on-year slightly lower Mine year-on-year supply up Total year-on-year supply grew

-1% +8%

India’s market disruption production on marginal and growth a renewed in

Supply +5%

stifled recycling activity interest in hedging

SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Markets, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.